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NEWS RELEASE                                                       EXHIBIT 99.1

For further information contact:

Kerry J. Chauvin                                         Joseph "Duke" Gallagher
Chief Executive Officer                                  Chief Financial Officer
(504) 872-2100                                                    (504) 872-2100
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FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 14, 2000


                         GULF ISLAND FABRICATION, INC.
                REPORTS RELOCATION OF SOUTHPORT, INC. OPERATIONS

     Houma, LA - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) announced today that it intends to move its Southport, Inc. operations from Harvey, Louisiana, to an idle facility that it owns adjacent to its Gulf Island, L.L.C. main fabrication yard in Houma, Louisiana. The relocation is expected to be completed during the first quarter of 2001.

     Gulf Island anticipates that this relocation should result in cost savings and enhanced operational efficiencies because, after its completion, all three of the Gulf Island Fabrication facilities will be located in close proximity of each other in Houma, Louisiana.

     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, steel warehousing and sales.

     This news release contains forward-looking information that reflects the Company's current views with respect to future events and financial performance. No assurances can be given that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.